                                                                      EXHIBIT 11

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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
                          SIX MONTHS     YEAR         YEAR
                            ENDED       ENDED        ENDED     OCTOBER 8 --
                           JUNE 30,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                             1996        1995         1994         1993
                          ---------- ------------ ------------ ------------
                                       (DOLLARS IN THOUSANDS)
Net Income (Loss):
 Net Income (Loss).......  $(1,082)     $  592      $ (1,252)    $   915
 Redeemable Preferred
  Stock Dividends........        0           0             0           0
                           -------      ------      --------     -------
                           $(1,082)     $  592      $ (1,252)    $   915
Weighted Average number
 of Shares:
 Average common shares
  outstanding............   77,024      23,596         9,245       6,138
 Common shares
  equivalents resulting
  from assumed exercise
  of stock options.......        0           0             0           0
                           -------      ------      --------     -------
                            77,024      23,596         9,245       6,138
Earnings (Loss) per com-
 mon share...............  $(14.05)     $25.09      $(135.42)    $149.07
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